Exhibit 23



Consent of Independent Certified Public Accountants


The Board of Directors
Arrow Financial Corporation

We consent to incorporation by reference in the following registration statements:

File No. 2-98735 on Form S-8,
File No. 2-98736 on Form S-8
File No. 33-48225 on Form S-8, and
File No. 33-66192 on Form S-8

of Arrow Financial Corporation of our report dated January
23, 1998, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Arrow Financial Corporation.


KPMG Peat Marwick

March 26, 1998